Exhibit 10.15
Fiscal Year 2008 Executive Management Bonus Plan
The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of Dollar Financial Corp. adopted the 2008 Executive Management Bonus Plan which provides bonus opportunities to those members of Dollar Financial Corp.’s executive management who have global strategic management responsibilities, including Jeffrey Weiss, Donald Gayhardt, and Randy Underwood, who are each named executive officers of Dollar Financial Corp. The 2008 Executive Management Bonus Plan sets forth target bonus amounts as a percentage of base compensation, which percentage is subject to increase based upon the Company’s achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals.
The target bonus award for Randy Underwood under the 2008 Executive Management Bonus Plan is 80% and the maximum bonus opportunity is 160%. The target bonus award and the maximum bonus opportunity for Jeffrey Weiss and for Donald Gayhardt under the 2008 Executive Management Bonus Plan are each determined pursuant to the bonus provisions contained in their respective employment agreements, which have been previously filed by the Company as Exhibits to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on March 12, 2004.
The Compensation Committee and/or the Board will determine the EBITDA operating targets and methodology on which the bonuses are paid pursuant to the 2008 Executive Management Bonus Plan based upon methods used historically by the Company. The Committee and/or the Board retain the right to amend, alter or terminate the 2008 Executive Management Bonus Plan at any time. The bonuses under the 2008 Executive Management Bonus Plan will be calculated and paid after finalizing the Company’s annual financial results for fiscal year 2008. Each employee must be employed in good standing on date of payment in order to receive payment under the arrangement.